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                                      NEWS

                                  R E L E A S E

  Contact:
  Ted Birkhahn                                             RELEASE ON:
  212.931.6119                                             SEPTEMBER 9, 2002
  tedb@peppercom.com

               STEELCASE NAMES FRANK MERLOTTI JR. AS PRESIDENT OF
                             STEELCASE NORTH AMERICA

 - Merlotti Will Fill Vacant Position and be Responsible for Advancing Strategy
                    for Steelcase's North American Business -

Grand Rapids, MI - September 9, 2002 - Steelcase Inc. (NYSE: SCS), an international work effectiveness company whose offerings enhance the quality of people's lives in work environments, today announced the appointment of Frank Merlotti Jr. to the position of president of Steelcase North America. Leveraging years of industry expertise and significant sales and manufacturing experience, Merlotti's role will include helping to grow and advance the strategic vision for the company's North American business. Merlotti is succeeding Robert Ballard, who retired from the same position last year.

Merlotti brings more than 15 years of experience within the office furniture industry, including eight and a half years as president of Metropolitan Furniture, a Steelcase subsidiary and a member of the Steelcase Design Partnership. Currently, Merlotti is chief executive officer at G&T Industries, a leading supplier of foam and soft-surface materials to the office furniture industry, where he helped transform the company, resulting in improved financial performance. His demonstrated leadership and his ability to build momentum in a challenging market will help strengthen Steelcase's commitment to being a work effectiveness company and its leading position in the industry.

"Frank's understanding of Steelcase's vision, his ability to implement strategy and his track record in achieving superior results make him the right choice," said James P. Hackett, chief executive officer of Steelcase Inc. "As part of my leadership team, Frank will infuse energy throughout our North American business, helping the team manage through this downturn so we are well prepared for an economic recovery. He knows how to unite people around a common vision and excel in times of continued change. This will enable us to advance our strategy while exceeding our customers' expectations."

                                     -more-


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While at Metro, Merlotti led the development of a portfolio of user-centered products that resulted in steady top line growth and improved profitability. His ability to translate that experience will reinforce Steelcase's focus on creating environments that integrate architecture, furniture and technology and strengthening the company's brand promise of helping people work more effectively.

"Steelcase is a great company with a great story, and my objective will be to build on its leadership position in North America," said Merlotti. "Given economic conditions and the current state of the industry, my goals will be to remain focused on the customer, drive toward renewed profitability and continue the company's history of innovation."

Merlotti will officially assume the role of president of Steelcase North America on September 30, 2002.

About Steelcase Inc.
Steelcase Inc., a Fortune 500 company, helps individuals and organizations around the world to work more effectively by providing knowledge, products and services that enable customers and their consultants to create work environments that harmoniously integrate architecture, furniture and technology. Founded in 1912 and headquartered in Grand Rapids, Michigan, the company has led the global office furniture industry in sales every year since 1974. Its product portfolio includes furniture systems, seating, lighting, storage, architectural and technology products, and related products and services. Fiscal 2002 revenue was approximately $3.1 billion. Steelcase Inc. and its subsidiaries have dealers in more than 830 locations, manufacturing facilities in over 40 locations and approximately 19,000 employees around the world. The company's Class A Common Stock trades on the NYSE under the symbol SCS. For more information, visit www.steelcase.com.


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